Exhibit 99.1

COST PLUS, INC. ANNOUNCES FIRST QUARTER SALES INCREASE OF 18.5%, 3.0% INCREASE IN COMPARABLE STORE SALES

Oakland, CA – May 8, 2003 – Cost Plus, Inc. (Nasdaq:CPWM) announced today that total sales for the first quarter ended May 3, 2003 were $159.2 million, an 18.5% increase from $134.3 million for the first quarter ended May 4, 2002. Same store sales for the first quarter of fiscal 2003 increased 3.0% on top of a 3.8% increase for the first quarter of fiscal 2002.

Murray Dashe, Chairman, President and CEO stated, “We are pleased to report an 18.5% sales increase with positive comparable store results for the quarter in view of the temporary impact on retail sales caused by the war with Iraq. Easter season sales were solid, with excellent sell-through of related product lines. Post war consumer confidence appears to be rising.”

The Company now estimates its first quarter 2003 earnings will exceed the current consensus estimates of $0.09 per fully diluted share. It is revising earnings guidance upward by $0.02, to $0.11 per fully diluted share. The Company will provide detailed second quarter and full year earnings guidance when it reports first quarter results on May 22, 2003.

During the quarter, the Company opened six new stores, one more than planned, with one each in: Charlotte, NC; Rockford, IL; Tracy, CA; Dallas, TX and Colorado Springs and Boulder, CO.

The Company’s first quarter earnings conference call will be May 22, 2003 at 8:30 a.m. PST. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1964 or (646) 862-1059. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21142149, from 10:30 a.m. PST Thursday to 10:30 a.m. PST on Friday, May 23. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.companyboardroom.com and www.costplus.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of May 3, 2003, the Company operated 181 stores in 23 states compared to 156 stores in 20 states as of May 4, 2002.

The above statement relating to anticipated first quarter earnings is a “forward-looking statement” which is based on current expectations and is subject to various risks and uncertainties which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to, adjustments and entries made in the process of closing the Company’s books and reconciling its accounting records. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	Cost Plus, Inc. Murray Dashe (510) 893-7300 or John Luttrell (510) 808-9119

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